Exhibit 99.1

Houston American Energy Declares Regular Dividend

Houston, Texas -- May 6, 2010 -- Houston American Energy Corp. (Nasdaq: HUSA), today announced that its Board of Directors has declared a quarterly dividend of $0.005 per common share to holders of record on May 26, 2010 with a payment date of June 16, 2010.

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is an independent energy company with interests in oil and natural gas wells and prospects. The company's business strategy includes a property mix of producing and non-producing assets with a focus on Texas, Louisiana and Colombia.

For additional information, view the company's website at www.houstonamericanenergy.com or contact the Houston American Energy Corp. at (713) 222-6966.